Exhibit 10.5

IOWA TELECOMMUNICATIONS SERVICES, INC.

EMPLOYMENT AGREEMENT

AGREEMENT, made this 27th day of September, 1999, by and between IOWA TELECOMMUNICATIONS SERVICES, INC., an Iowa corporation (herein called “ITS”) with its principal place of business in Newton, Iowa, and ALAN L. WELLS, an Iowa Resident (herein called “Wells”).

WITNESSETH:

WHEREAS, Wells has management experience and expertise in the utility industry and ITS desires to retain the services of Wells as its President and Chief Operating Office (“President/COO”) providing additional incentive compensation to Wells; and

WHEREAS, Wells desires to be hired by ITS in the capacity of President/COO upon the terms and conditions negotiated by the Parties; and

WHEREAS, the Parties desire to document herein all the terms of Wells’ Employment Agreement (“Agreement”) with ITS.

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1. Employment. ITS hereby employs Wells and Wells hereby accepts employment for a term of three (3) years commencing on September 27, 1999 (“Start Date”), and ending December 31, 2002 (“Term”), at which time this Agreement shall be automatically extended for successive terms of one year each unless terminated by either party upon ninety (90) days advance written notice to the other party. If this Agreement is renewed and extended, the compensation and other terms in effect as of the end of the immediately preceding Employment Year shall continue in effect, unless the parties shall have agreed in writing to other compensation or terms. The term “Employment Year” shall mean the period commencing on the Start Date and ending December 31, 2000, and thereafter shall mean the twelve (12) month period commencing on each January 1 and ending the following December 31, during the Term of this Agreement or any renewal term.

2. Duties. Wells shall serve as President/COO and shall have ultimate responsibility to the Board of Directors for the strategic position of ITS in the telecommunications industry. Wells agrees to perform with due diligence the following services and such other services as may be assigned to him from time to time by the ITS Board of Directors:

a.	Devote his professional efforts to the business of ITS under this Agreement; provided, however, that Wells shall be free to devote reasonable time and attention to personal, public, professional and charitable affairs so long as such activities do not interfere with the effective performance of his duties under this Agreement;

b.	Provide direction, oversight and general management to the staff of ITS;

c.	Assist the Board of Directors in development of the strategic planning of ITS through evaluation of opportunities, analysis of operational methodologies and competitive analysis;

d.	Identify, research and quantify new products and services which will assist in expanding ITS’s strategic position;

e.	Communicate regularly and effectively to the Board of Directors regarding the economic, operational and strategic position of ITS in the telecommunications industry;

f.	Perform such other duties as may be assigned by the Board of Directors which are consistent with the position of President/COO, who shall be responsible for the ultimate success and profitability of its business; and

g.	Maintain the high ethical standards generally recognized by the Iowa business community.

3. Compensation. As compensation for all services rendered under this Agreement, Wells shall be paid the following:

a.	An annual base salary of not less than $250,000.00 (“Base Salary”) payable bi-weekly or semi-monthly.

b.	Prior to the expiration of each Employment Year during the Term of this Agreement, ITS will review and evaluate Wells’ annual base salary then in effect within the context of his contributions to the success and prosperity of ITS during such Employment Year, the present and projected financial condition of ITS, and general economic and market conditions. Such review and evaluation will be considered in determining whether to increase Wells’ annual base salary for the next succeeding Employment Year;

c.	A short-term bonus of up to 50% of annual base compensation upon Wells’ attainment of performance goals as established by the ITS Board of Directors in their sole discretion. ITS shall establish a deferred compensation plan effective September 25, 1999, substantially in the form of the Iowa Telecommunications Services, Inc. Deferred Compensation Plan, which will permit Wells to make voluntary deferrals from his salary, bonus, or the SAR plan described in Section 5 (c) of this Agreement.

4. Business Expense Reimbursement. ITS agrees to pay or reimburse Wells for all reasonable, ordinary and necessary business expenses incurred by Wells in connection with the business of ITS, including expenditures for professional meetings, seminars, training, and business travel, and social club memberships. As a condition to such reimbursement, Wells agrees that he will submit vouchers and other proof of payment in accordance with ITS policies.

5. Employee Benefits.

a.	Wells shall be entitled to participate in any and all health, disability, and life insurance plans, and in any retirement programs which are now or may hereafter be offered to employees by ITS specifically including, but not limited to, the ITS Benefits Plan for Salaried Employees; Retirement and Supplemental Retirement Plan; Life Insurance, Dental and Medical Insurance, including an annual physical examination.

b.	Wells shall receive five weeks’ paid vacation each year.

c.	Wells shall be a Participant in the “Iowa Telecommunications Services, Inc. Stock Appreciation Rights Plan” dated September 25, 1999 (“SAR Plan”) established for senior officers and key executive employees of ITS. Wells shall, as of the Start Date, be granted 350 Units of the 1,000 authorized by the Plan.

d.

Wells shall be entitled to a leased or ITS-owned vehicle comparable to vehicles provided to other key executives. Wells may use the vehicle for personal as well as business purposes, and Wells’s spouse may also use and operate the vehicle. Wells shall assume any tax liability arising from non-business use. Wells shall maintain the vehicle in accord with the manufacturer’s or lessor’s maintenance schedule, and ITS shall pay all costs associated with required maintenance, repair and business use of the vehicle.

6. Termination.

a.	Termination for Cause. ITS shall have the right to terminate Wells’ employment for “Cause,” effective upon thirty (30) days written notice to Wells. Such notice shall state in reasonable detail the nature of the Cause, and during such thirty-day period Wells shall have the opportunity to cure the stated Cause. If Wells fails to cure a stated Cause, Wells’ employment shall terminate at the end of such thirty-day period, but without prejudice to Wells’ right to contest the existence of such Cause or to contest the fact that the Cause has not been cured. Except for the prorated annual salary earned and unpaid to the effective date of such termination, reimbursement of expenses as provided in Section 4 hereof, and any benefits to which he may be entitled under any benefit plans maintained by ITS, Wells shall have no further rights to any compensation whatsoever under this Agreement. For the purposes of this Agreement, “Cause” shall only include:

1)	Conviction of a crime involving moral turpitude; or,

2)	A substantiated act of dishonesty either involving his employment or which is harmful to ITS or to other employees; or,

3)	Violation of the provisions of any Confidentiality and Non-Compete Agreements between ITS and Wells; or

4)	Gross incompetence or mismanagement or substantial absence from the offices of ITS, or other gross and willful neglect or failure to perform the duties described in Section 2 hereof, unless occasioned by Disability as hereinafter provided.

b.	Termination for Convenience. ITS shall have the right to terminate Wells’ employment for convenience and without cause, effective upon thirty (30) days written notice to Wells. Termination under this subsection shall be deemed a Severance, as defined in Section 8 of this Agreement.

c.	Resignation. During the term of this Agreement, Wells may resign his employment with ITS upon at least sixty (60) days prior written notice. Resignation for Good Reason shall mean:

1)	Any substantial breach by the Employer of the provisions of Wells’ written Employment Agreement, if any, that is not remedied promptly after receipt of notice thereof from Wells;

2)	Any action that materially diminishes Wells’ position, authority, duties or responsibilities, other than an action that is not taken in bad faith and is remedied by ITS promptly after receipt of notice thereof from Wells;

3)	Any requirement that Wells regularly render his services at a location other than one that is within forty-five (45) miles of Des Moines, Iowa, other than necessary business travel occasioned by the performance of the Duties described in Section 2.

4)	Any reduction in Well’s base salary or in the short-term bonus payments described in Section 3 c of this Agreement after performance goals have been established and attained; and

5)	Any substantial reduction in the aggregate value of ITS’ benefit plans provided to Wells.

Any of the foregoing reasons may be waived by Wells. If Wells does not Resign for Good Reason within six (6) months after acquiring actual knowledge of the occurrence of any of the foregoing reasons, the Good Reason shall be deemed waived.

7. Disability. The term “Disability” shall mean Wells’s inability to substantially perform the majority of the duties of the President/COO on a routine daily basis in any single continuous period in excess of ninety (90) days by reason of physical or mental illness or injury. During such ninety (90) day period in which Wells is unable to work, ITS shall continue to pay Wells his salary in effect on the date on which the disability first occurred. If such Disability continues past ninety (90) days, Wells shall receive no further compensation during the period of Disability other than what may be paid by disability insurance or other benefit plans maintained by ITS. If such Disability continues for more than one hundred eighty (180) days, Wells’s employment shall terminate as of the 180th day following the commencement of any Disability, without additional compensation under this Agreement, other than under the terms of any benefit plans maintained by ITS.

8. Severance or Change of Control. In the event of Wells’ Severance, or if Wells ceases to be an employee of ITS within thirteen (13) months following a Change of Control in ITS during the term of this Employment Contract, Wells shall be paid his Base Salary for 24 months grossed up for any taxes that may be payable under Section 280G of the Internal Revenue Code, if applicable, and provided COBRA coverage for two years from the date of such Severance or termination following a Change of Control as defined below.

a.	Severance shall mean Wells’ resignation for Good Reason or discharge from employment by ITS for any reason except Termination for Cause or Disability.

b.	Change of Control shall occur upon any one or more of the following events:

(i)	A sale of more than 50% of the assets of ITS to a third party, or any other transaction that results in the operation by a third party of more than 50% of ITS’ business operations;

(ii)	Any acquisition by a third party, other than an Affiliate that already owns or controls more than 40% of the voting power of ITS’ securities on the Start Date (a “Controlling Affiliate”), of securities of ITS that causes more than 50% of the combined voting power of ITS’ then outstanding securities to be owned or beneficially owned by any person or group of persons acting in concert, other than a Controlling Affiliate.

(iii)	The combined voting power of ITS’ then outstanding securities held by all Affiliates becomes less than 50% of the total outstanding securities of ITS; or

(iv)	A consolidation or merger of ITS in which ITS is not the continuing or surviving corporation or pursuant to which shares of ITS’ outstanding capital stock are converted into cash, securities or other property, other than a consolidation or merger of ITS in which ITS shareholders immediately prior to the consolidation or merger have equal or greater proportionate ownership of voting capital stock of the surviving corporation immediately after the consolidation or merger.

c.	“Affiliate” means any business entity that owns at least 25% of the issued and outstanding common stock of ITS, and any business entity in a chain of affiliated entities that includes any such owner or ITS, and which either is effectively controlled or at least 50% owned by one or more of the other entities in the chain, or is a parent entity that has such effective control or ownership.

9. Confidentiality and Non-Disclosure. Wells agrees to keep confidential, except as may be required by his job responsibilities or as ITS may otherwise consent in writing, and not to make any use of, except for the benefit of ITS, at any time either during or for one year subsequent to Wells’ employment, any trade secrets or other confidential information of ITS that Wells may produce, obtain or otherwise acquire during the course of his employment. Upon termination of Wells’ employment with ITS, Wells shall return to ITS all records of such trade secrets or confidential information, including copies thereof in Wells’ possession, whether prepared by Wells or others. The provisions of this paragraph shall not apply to any of the following: (a) information that, at the time it was disclosed by ITS, was in the general public knowledge; (b) information that, after being disclosed by ITS, becomes in the general public knowledge other than through Wells’ unauthorized disclosures; (c) information in Wells’ possession at the time the information was disclosed by ITS; (d) information received in good faith by Wells independently from a third party; and (e) information independently developed by Wells other than in the course of Wells’ employment.

10. Non-Compete.

a.	Wells agrees that during his employment with ITS and for a period of six months after the termination of such employment, Wells will not, directly or indirectly,

engage in the State of Iowa in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in the business of providing local exchange telecommunications services. The provisions of this section shall not apply in the event that Wells’ employment by ITS (a) is terminated by ITS and such termination is not a Termination for Cause or (b) is terminated by Wells’ either (i) under circumstances that make such termination a Resignation for Good Reason, or (ii) following the occurrence of a Change in Control.

b.	Wells agrees that if a termination of employment occurs, and subsequent payments are made to Wells in accordance with Section 6 herein, during the period of subsequent payments he shall not accept employment with or provide services (e.g. as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) to any inter-exchange carrier (IXC) who is in direct competition with Touch America. For purposes of this section, direct competitor is defined as any legal entity whose primary business is functioning as an IXC in any service area where Touch America provides wholesale or retail telecommunication services.

11. Enforcement of Confidentiality and Non-Compete Covenants. ITS shall have the right, in addition to any other remedies, to apply for and receive from any court of competent jurisdiction, equitable relief by way of a restraining order, injunction, or otherwise, prohibitory or mandatory, to prevent a breach of the terms of this Agreement by way of specific performance to enforce the performance of the terms of this Agreement, plus reimbursement for costs including reasonable attorney fees incurred in securing such relief. However, such right of equitable relief shall not be construed to be in lieu of other rights, including, but not limited to, the right to seek a remedy at law for damages plus costs and reasonable attorney fees.

12. Survival of Obligations. Wells’ obligations under paragraphs 8 and 9 shall not be terminated upon severance of Wells’ employment for any reason, except as specifically provided in those paragraphs.

13. Director and Officer Insurance – Indemnification. ITS shall procure and maintain in force during the Term of this Agreement and any subsequent terms Director and Officer liability insurance in such amount or amounts as ITS may determine, which insurance shall include coverage of the office of the President/COO. ITS shall indemnify Wells to the extent authorized by the provisions of the Iowa Business Corporation Act.

14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) hand delivered, (ii) sent by registered or certified mail, return receipt requested, or (iii) sent by overnight courier requiring signature for delivery to ITS or Wells, as appropriate, at the following addresses:

If to ITS:	Chairman of the Board of Directors IOWA TELECOMMUNICATIONS SERVICES, Inc. 4201 Corporate Drive West Des Moines, IA 50265

If to Wells:	Alan L. Wells 8000 Tiburon Place Johnston, Iowa 50131

The parties shall notify each other in writing of any changes in the notification addresses at the time such changes occur.

15. Assignment. This Agreement shall inure to the benefit of any be binding upon ITS,

and its successors and assigns, including, without limitation, any person which may acquire all or substantially all of ITS’ assets or business or into which or with which ITS may be merged or consolidated, and upon Wells and his heirs, executors, administrators and legal representatives. Wells shall not have any right to assign his obligations under this Agreement. ITS will require any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise to all or substantially all of its assets and/or business to expressly assume and agree to perform ITS’ obligations under this Agreement in the same manner and to the same extent that ITS would be required to perform them if no such succession had taken place unless, in the opinion of legal counsel to Wells, such obligations have been assumed by the successor as a matter of law. Failure of ITS to obtain such agreement prior to the effectiveness of any such succession (unless the foregoing opinion is rendered to Wells) shall entitle Wells to terminate his employment and shall constitute “Good Reason” for such termination within the meaning of Section 6 of this Agreement. As used in this Agreement, the term “ITS” shall mean ITS, as defined above, and any successor to its business or assets which executes and delivers the agreement provided for in this section or which otherwise becomes bound by the terms and provisions of this Agreement as a matter of law.

16. Modification. This Agreement shall not be changed, modified or amended in any respect except by a written instrument signed by both parties. All prior employment discussions, negotiations and employment agreements between ITS and Wells, whether written or oral, are hereby terminated and superseded in their entirety by this Agreement.

17. Choice of Law. This Agreement shall be governed by the applicable laws of the State of Iowa.

18. Savings Clause. Any provision of this Agreement which is held by any court having jurisdiction of the Parties and this subject matter to be unlawful shall be modified and made lawful by such court to the extent permitted by law, and in accordance with the decisions of Iowa courts.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the day and year first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By	/s/ Ed. Buchanan
CHAIRMAN OF THE BOARD

/s/ Alan L. Wells
ALAN L. WELLS

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